EXHIBIT (h.3.)

Other Material Contracts

SUPERVISION AND ADMINISTRATION AGREEMENT

SUPERVISION AND ADMINISTRATION AGREEMENT, made this 1st day of January, 2020, between Sit U.S. Government Securities Fund, Inc. (the “Fund”), a Minnesota corporation and Sit Investment Associates, Inc. (the “Administrator” or “SIA”), a Minnesota corporation.

WHEREAS, the Fund is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund is authorized to issue shares in multiple classes (“Shares”), which are listed in the attached Schedule A (as amended from time to time), with each such class representing interests in the same portfolio of securities and other assets; and

WHEREAS, the Fund desires to retain the Administrator to render supervisory and administrative services hereunder with respect to the Shares listed in Schedule A, together with any other classes of shares subsequently established by the Fund, and with respect to which the Administrator is willing to do so.

WHEREAS, pursuant to an Investment Management Agreement dated November 1, 1992 between the Fund and SIA, as amended, (“Investment Management Agreement”), the Fund has retained SIA to provide investment advisory services with respect to the Fund in the manner and on the terms set forth therein; and

WHEREAS, the Fund wishes to retain SIA to provide or procure supervisory and administrative and other services to the Fund and its shareholders; and

WHEREAS, SIA is willing to furnish supervisory and administrative services and/or to arrange for such services in the manner and on the terms hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.            Appointment. The Fund hereby appoints SIA as the Administrator to provide or procure, as applicable, the supervisory and administrative and other services with respect to the Fund for the period and on the terms set forth in this Agreement, as supplemented from time to time. The Administrator accepts such appointment and agrees during such period to render or procure, as applicable, the services herein set forth for the compensation herein provided.

2.            Duties. Subject to the general supervision of the Board of Directors, the Administrator shall provide or cause to be furnished all supervisory and administrative and other services reasonably necessary for the operation of the Fund, but not including the investment advisory services provided pursuant to the Investment Management Agreement with the Fund or the distribution services provided by the Fund’s principal underwriter (the “Distributor”) pursuant to its Distribution Agreement with the Fund.

(a)	Supervisory and Administrative Services. These services shall include the following:

(i)        The Administrator shall supervise and coordinate matters relating to the operation of the Fund, including any necessary coordination among the investment adviser or advisers to the Fund, the custodian, transfer agent, dividend disbursing agent, and recordkeeping agent (including pricing and valuation of the Fund), accountants, attorneys, and other parties performing services or operational functions for the Fund. In connection with the supervision of the pricing and valuation of the Fund, the Administrator shall establish such systems and procedures as are necessary to carry out this function, including systems and procedures relating to defaulted securities; forensic reporting and monitoring of securities and derivatives pricing, including checks and balances against internal models and external pricing services; tracking and reviewing fair valued securities; supervising pricing vendors; monitoring for significant events occurring after the close of trading that may affect the value of portfolio holdings; and establishing net asset value estimation processes in the event the custodian cannot produce a net asset value for Shares of a Fund.

(ii)      The Administrator shall provide the Fund, at the Administrator’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the effective administration of the Fund as contemplated in this Agreement as well as provide the Fund, at the Administrator’s expense, with the services of a sufficient number of persons competent to perform such administrative and clerical functions as are necessary to ensure compliance with federal securities laws and other applicable laws.

(iii)      The Administrator shall maintain or supervise the maintenance by third parties of such books and records of the Fund and the Fund as may be required by applicable federal or state law, other than the records and ledgers maintained under the Investment Management Agreement.

(iv)      The Administrator shall prepare or supervise the preparation by third parties of all federal, state, local, and foreign tax returns and reports of the Fund required by applicable law.

(v)      The Administrator shall prepare, file, and arrange for the distribution of proxy materials and periodic reports to shareholders of the Fund as required by applicable law.

(vi)      The Administrator shall prepare and arrange for the filing of such registration statements and other documents with the SEC and other federal and state or other regulatory authorities as may be required to register the Shares of the Fund and qualify the Fund to do business or as otherwise required by applicable law. The Administrator shall maintain registration of the Fund’ Shares in such other jurisdictions as it deems necessary and appropriate. The Administrator shall maintain a review and certification program and internal controls and procedures in accordance with relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies. The Administrator shall maintain systems necessary to provide or procure required disclosure in the Fund’ registration statements, shareholder reports, proxy statements, and similar regulatory documents, and Fund proxy voting information.

(vii)      The Administrator shall take such other action with respect to the Fund as may be required by applicable law, including without limitation the rules and regulations of the SEC, the Commodity Futures Trading Commission, state securities commissions and other governmental and regulatory agencies. Such actions shall include, but are not limited to: establishment and maintenance of a compliance program in accordance with Rule 38a-1 under the 1940 Act, support of the Fund’ Chief Compliance Officer, and systems and procedures necessary to effectuate the compliance program.

(viii)      The Administrator shall provide the Fund with administrative services to shareholders as necessary, including: the maintenance of a shareholder call center; shareholder transaction processing; the provision of certain statistical information and performance of the Fund; a web servicing platform and internet website; access by SIA representatives to databases to assist with shareholder inquiries and reports; oversight of anti-money laundering monitoring systems and procedures; redemption fee application and monitoring systems (if applicable); anti-market timing monitoring systems and procedures, including implementation of shareholder information agreements under Rule 22c-2 under the 1940 Act and associated monitoring systems and procedures; and processing of client registration applications. Notwithstanding the foregoing, the Administrator may procure or delegate provision of these services to third parties with respect to particular classes of the Fund or particular shareholders that have relationships with other financial intermediaries that perform similar services.

(b)        Other Services. The Administrator shall also procure on behalf of the Fund and the Fund, and at the expense of the Administrator, the following persons to provide services to the Fund, to the extent necessary: (i) a custodian or custodians for the Fund to provide for the safekeeping of the Fund’ assets; (ii) a recordkeeping agent to maintain the portfolio accounting records for the Fund; (iii) a transfer agent for the Fund; and (iv) a dividend disbursing agent for the Fund. The Fund may be a party to any agreement with any of the persons referred to in this Section 2(b).

(c)        Personnel. The Administrator shall also make its officers and employees available to the Board of Directors and officers of the Fund for consultation and discussions regarding the administration of the Fund and services provided to the Fund under this Agreement.

(d)        Standards; Reports. In performing these services, the Administrator:

(i)      shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Fund’s Board of Directors, and with the provisions of the Fund’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

(ii)      will make available to the Fund, promptly upon request, any of the Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

(iii)      will regularly report to the Fund’s Board of Directors on the services provided under this Agreement and will furnish the Fund’s Board of Directors with respect to the Fund such periodic and special reports as the Directors may reasonably request.

(iv)      will comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq.

3.          Documentation. The Fund has delivered copies of each of the following documents to the Administrator and will deliver to it all future amendments and supplements thereto, if any:

(a)        the Fund’s Registration Statement as filed with the SEC and any amendments thereto; and

(b)        exhibits, powers of attorney, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above.

4.          Independent Contractor. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

5.          Compensation. As compensation for the services rendered under this Agreement, the Fund shall pay to the Administrator a monthly fee, calculated as a percentage (on an annual basis) of the average daily value of the net assets of each of the Fund during the preceding month. The fee rates applicable to each class of a Fund shall be set forth in a schedule to this Agreement. The fees payable to the Administrator for all of the Fund shall be computed and accrued daily and paid monthly. If the Administrator shall serve for less than any whole month, the foregoing compensation shall be prorated.

6.         Non-Exclusivity. It is understood that the services of the Administrator hereunder are not exclusive, and the Administrator shall be free to render similar services to other investment companies and other clients.

7.        Expenses. During the term of this Agreement, the Administrator will bear all of the Fund’s expenses, except such expenses as are assumed by the Fund under this Agreement and any expenses that are paid under the terms of the Investment Management Agreement. The Administrator assumes and shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, office supplies, and facilities necessary to perform its obligations under this Agreement, including, but not limited to, communications facilities, computer systems and applications and internet access.

The Fund shall bear the following expenses:

(a)      Brokerage fees and commissions, and other portfolio transaction expenses incurred by the Fund;

(b)      Costs, including the interest expenses, of borrowing money; and

(c)      extraordinary expenses as so designated by a majority of the directors of the Fund, including a majority of said directors who are not “interested persons” of the Fund or of SIA, as defined in the 1940 Act.

8.         Liability. The Administrator shall give the Fund the benefit of the Administrator’s best efforts in rendering services under this Agreement. The Administrator may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Administrator’s undertaking to render services under this Agreement, the Fund agrees that neither the Administrator nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of the Administrator’s duties, or by reason of reckless disregard of the Administrator’s obligations and duties under this Agreement. This provision shall govern only the liability to the Fund of the Administrator and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Fund or the Administrator or provide a defense for any other person including persons that provide services for the Fund as described in Section 2 (b) of this Agreement.

9.         Term and Continuation. This Agreement shall take effect as of the date indicated above, and shall remain in effect, unless sooner terminated as provided herein, for one year from such date, and shall continue thereafter on an annual basis with respect to each Fund provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Fund’s Board of Directors and (b) by the vote, cast in person at a meeting called for such purpose, of a majority of the Fund’s Directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party. This Agreement may be terminated:

(a)      by the Fund at any time with respect to the services provided by the Administrator, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Fund or by a vote of a majority of the outstanding voting shares of the Fund or, with respect to a particular Fund or class, by vote of a majority of the outstanding voting shares of such Fund or class, on 60 days’ written notice to the Administrator;

(b)      by the Administrator at any time, without the payment of any penalty, upon 60 days’ written notice to the Fund.

10.         Use of Name. It is understood that the names “Sit Investment Associates, Inc.” or “SIT” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by the Administrator or its affiliates are the valuable property of the Administrator and its affiliates, and that the Fund and/or the Fund may use such names (or derivatives or logos) only as permitted by the Administrator.

11.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

12.        Miscellaneous. (a) This Agreement shall be governed by the laws of Minnesota, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder.

(b)      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(c)      The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(d)      This Agreement may not be assigned by the Fund or the Administrator without the consent of the other party.

(e)      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

  Sit U.S. Government Securities Fund, Inc.

By:	/s/ Paul E. Rasmussen
Name:	Paul E. Rasmussen
Title:	Vice President
Sit Investment Associates, Inc.
By:	/s/ Roger J. Sit
Name:	Roger J. Sit
Title:	CEO, President

Schedule A

Schedule to Supervision and Administration Agreement

As of January 1, 2020

Class	Fee
Class Y	0.35%
Class S	0.60%